Exhibit 1.1

XL Capital Ltd

10.75% Equity Security Units

Class A Ordinary Shares

__________

Underwriting Agreement

July 29, 2008

Goldman, Sachs & Co.
UBS Securities LLC
           As representatives of the several Underwriters
           named in Schedule I hereto

c/o Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004

c/o UBS Securities LLC
677 Washington Boulevard
Stamford, CT 06901

Ladies and Gentlemen:

          XL Capital Ltd, a Cayman Islands exempted limited company (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) an aggregate of (1) 20,000,000 of its 10.75% Equity Security Units (the “Firm Units”) and, at the election of the Underwriters on the terms described in Section 2 below, up to 3,000,000 additional 10.75% Equity Security Units (the “Optional Units” and, together with the Firm Units, the “Units”) and (2) 125,000,000 shares (the “Firm Shares”) and, at the election of the Underwriters on the terms described in Section 2 below, up to 18,750,000 additional shares (the “Optional Shares”) of the Company’s Class A Ordinary Shares, par value $0.01 per share (“Stock”) (the Firm Shares and the Optional Shares that the Underwriters elect to purchase pursuant to Section 2 hereof being collectively called the “Shares”). Each Unit has a stated amount of $25 and will initially consist of (a) a purchase contract pursuant to which the Company agrees to sell and the holder agrees to purchase, for $25, a number of shares of Stock on August 15, 2011 (collectively, the “Purchase Contracts”) to be determined by the settlement rate set forth in the Purchase Contract Agreement (as defined below) and (b) a 1/40, or 2.5%, ownership interest in a senior note of the Company (collectively, the “Underlying Notes”) due August 15, 2021 with a principal amount of $1,000. Any references in this Agreement to “you” relate to Goldman, Sachs & Co. and UBS Securities LLC as representatives (the “Representatives”) of the several Underwriters.

1

          The terms and rights of the Units shall be as specified in this Agreement and in or pursuant to (1) the Purchase Contract Agreement, to be dated August 5, 2008 (the “Purchase Contract Agreement”), between the Company and The Bank of New York, as purchase contract agent (the “Purchase Contract Agent”), (2) the indenture, dated June 2, 2004, and the fifth supplemental indenture relating to the Underlying Notes, to be dated August 5, 2008, in each case, between the Company and The Bank of New York, as trustee (collectively, the “Indenture”), (3) the Purchase Contracts, (4) the pledge agreement, to be dated August 5, 2008, among the Company, the Purchase Contract Agent and The Bank of New York, as collateral agent, custodial agent and securities intermediary (the “Pledge Agreement”), (5) the Underlying Notes and (6) the remarketing agreement to be entered into among the Company, the Purchase Contract Agent and a nationally recognized investment bank, as Remarketing Agent (the “Remarketing Agreement”).

          In connection with the offering and sale of the Units and the Shares, the Company and certain of its subsidiaries have entered into a Master Commutation, Release and Restructuring Agreement, dated as of July 28, 2008 (the “Commutation Agreement”), among (i) the Company, XL Insurance (Bermuda) Ltd (“XLI”), XL Reinsurance America Inc. (“XLRA”), X.L. Global Services, Inc., XL Services (Bermuda) Ltd and X.L. America, Inc., (ii) Security Capital Assurance Ltd (“SCA”), XL Financial Assurance Ltd., XL Capital Assurance Inc., XL Financial Administrative Services Inc., SCA Bermuda Administrative Ltd., XL Capital Assurance (U.K.) Limited and certain portfolio trusts that are affiliates of XL Capital Assurance Inc. that may become party thereto and (iii) the counterparties to credit default swap agreements with XL Capital Assurance Inc. and its affiliates that may become party thereto (the “Consenting CDS Counterparties”), and other agreements with SCA, certain credit default swap counterparties and others in connection with the termination of reinsurance agreements and guarantees between the Company and certain of its subsidiaries with SCA and certain subsidiaries of SCA (such agreements to which the Company and/or its subsidiaries are a party, including the Commutation Agreement, are collectively referred to as the “SCA Agreements”). Pursuant to the SCA Agreements, the Company will pay to SCA $1.775 billion in cash and will issue 8,000,000 shares of Stock (the “SCA Shares”) to SCA. The various transactions contemplated by the SCA Agreements are hereinafter collectively referred to as the “Commutation Transaction”.

          The Company intends to exercise a put option (the “Put Option Exercise”) under the terms of a Put Option Agreement, dated as of July 11, 2003 (the “Put Option Agreement”), which the Company entered into in connection with the Company’s Mangrove Bay contingent capital facility. Pursuant to the Put Option Exercise, the Company will issue 20,000,000 Series C Preference Ordinary Shares (the “Preference Shares”) to a trust in return of approximately $500 million. The Company expects to receive the proceeds from the Put Option Exercise concurrently with the closing of offering and sale of the Units and Shares or shortly thereafter. The Put Option Exercise and related transactions are hereinafter collectively referred to as the “Put Option Transaction”.

          Concurrently with the closing of the offering and sale of the Units and the Shares, the Company intends to call for redemption all $255 million aggregate principal amount of X.L. America, Inc.’s outstanding 6.58% Guaranteed Senior Notes due 2011 (the “X.L. America Notes Redemption” and, together with the Commutation Transaction and the Put Option Transaction, the “Transactions”).

          1.           The Company represents and warrants to, and agrees with, each of the Underwriters that:

          (a)      An “automatic shelf registration statement” as defined under Rule 405 under the Securities Act of 1933, as amended (the “Act”), on Form S-3 (File No. 333-130036) in respect of the Units and the Shares has been filed with the Securities and Exchange Commission (the “Commission”) not earlier than three years prior to the date hereof; such registration statement, and any post-effective amendment thereto, became effective on filing; and no stop order suspending the effectiveness of such registration statement or any part thereof has been issued and no proceeding for that purpose has been initiated or threatened by the Commission, and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act has been received by the Company (the base prospectus filed as part of such registration statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is hereinafter called the “Basic Prospectus”; any preliminary prospectus (including any preliminary prospectus supplement) relating to the Units and the Shares filed with the Commission pursuant to Rule 424(b) under the Act is hereinafter called a “Preliminary Prospectus”; the various parts of such registration statement, including all exhibits thereto but excluding any Form T-1 and including any prospectus supplement relating to the Units and the Shares that is filed with the Commission and deemed by virtue of Rule 430B to be part of such registration statement, each as amended at the time such part of the registration statement became effective, are hereinafter collectively called the “Registration Statement”; the Basic Prospectus, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(c) hereof), is hereinafter called the “Pricing Prospectus”; the form of the final prospectus relating to the Units and the Shares filed with the Commission pursuant to Rule 424(b) under the Act in accordance with Section 5(a) hereof is hereinafter called the “Prospectus”; any reference herein to the Basic Prospectus, the Pricing Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the date of the respective prospectus; any reference to any amendment or supplement to the Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any post-effective amendment to the Registration Statement, any prospectus supplement relating to the Units and the Shares filed with the Commission pursuant to Rule 424(b) under the Act and any documents filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated by reference therein, in each case after the date of the Basic Prospectus, such Preliminary Prospectus, or the Prospectus, as the case may be; any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement; and any “issuer free writing prospectus” as defined in Rule 433 under the Act relating to the Units and the Shares is hereinafter called an “Issuer Free Writing Prospectus”;

          (b)           No order preventing or suspending the use of any Preliminary Prospectus or any Issuer Free Writing Prospectus has been issued by the Commission, and each Preliminary Prospectus, at the time of filing thereof, conformed in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representatives expressly for use therein;

          (c)           For the purposes of this Agreement, the “Applicable Time” is 7:26 a.m. (Eastern time) on the date of this Agreement; the Pricing Prospectus as supplemented by those Issuer Free Writing Prospectuses and other documents listed in Schedule II(c) hereto, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Issuer Free Writing Prospectus listed on Schedule II(a) hereto does not conflict with the information contained in the Registration Statement, the Pricing Prospectus or the Prospectus and each such Issuer Free Writing Prospectus, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in an Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representatives expressly for use therein;

          (d)           The documents incorporated by reference in the Pricing Prospectus and the Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; any further documents so filed and incorporated by reference in the Prospectus or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule II(b) hereto;

          (e)           The Registration Statement conforms, and the Prospectus and any further amendments or supplements to the Registration Statement and the Prospectus will conform, in all material respects, to the requirements of the Act and the rules and regulations of the Commission thereunder and do not and will not, as of the applicable effective date as to each part of the Registration Statement and as of the applicable filing date as to the Prospectus and any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and the statements in the Prospectus in the light of the circumstances under which they were made not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representatives expressly for use therein;

          (f)           Neither the Company nor any of its Significant Subsidiaries (as defined below) has sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Prospectus, which loss or interference would have a Material Adverse Effect (as defined below), or would reasonably be expected to have a prospective Material Adverse Effect; and, since the respective dates as of which information is given in the Registration Statement and the Pricing Prospectus, there has not been any change in (x) the capital stock (other than changes resulting from (1) the exercise of stock options or the conversions of warrants or capital stock which were outstanding as of such date, or the exercise of options granted after such date in the ordinary course of business, (2) repurchases of capital stock pursuant to the share repurchase program described in the Pricing Prospectus, (3) the issuance of the SCA Shares, (4) the issuance of the Preference Shares and (5) grants to the Company’s employees of options to purchase, in the aggregate, approximately 2,825,000 shares of Stock under the Company’s Amended and Restated 1991 Performance Incentive Program as described in the Pricing Prospectus (the “Performance Option Awards”)) or (y) long-term debt of the Company or any of its Significant Subsidiaries or any material adverse change, or any development that would reasonably be expected to involve a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Company and its Significant Subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Prospectus;

          (g)           The Company has been duly incorporated and is validly existing as an exempted limited company in good standing under the laws of the Cayman Islands, with full power and authority to own its properties and conduct its business as described in the Pricing Prospectus and to enter into and consummate the transactions contemplated by this Agreement, the Remarketing Agreement, the Purchase Contract Agreement, the Pledge Agreement, the Indenture, the Underlying Notes, the Units (including the Purchase Contracts forming a part of such Units), the Preference Shares and the SCA Agreements, and the Transactions, and has been duly qualified as a foreign company for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where such failure to be so qualified in any such jurisdiction or to have any such power or authority would not have a material adverse effect on the current or future condition (financial or other), business, properties or results of operations of the Company and its Subsidiaries taken as a whole or on the transactions contemplated by this Agreement (a “Material Adverse Effect”); and each Significant Subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation;

          (h)           The Company had, on June 30, 2008, an authorized capitalization as set forth in the Pricing Prospectus under the caption “Actual” under the heading “Capitalization”, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and conform to the description thereof contained or incorporated by reference in the Pricing Disclosure Package and the Prospectus; upon consummation of the offer and sale of the Units and the Shares and consummation of the Transactions (including the issuances of the SCA Shares and the Preference Shares), the capitalization of the Company as of June 30, 2008, as adjusted, will conform in all material respects to the description thereof in the Pricing Disclosure Package;

          (i)           The shares of Stock issuable pursuant to the terms of the Purchase Contracts (the “Underlying Shares”) have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of such Purchase Contracts, will be duly and validly issued, fully paid and non-assessable; the shareholders of the Company have no preemptive or similar rights with respect to such Underlying Shares and no shareholder consents are required in connection with the Company’s issuance and sale of shares of Stock to be issued pursuant to the Purchase Contracts; and the Underlying Shares will conform to the description of the Stock contained or incorporated by reference in the Pricing Disclosure Package and the Prospectus;

          (j)           The Shares and the SCA Shares have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein and in the Subscription Agreement, respectively, will be duly and validly issued and fully paid and non-assessable and will conform to the description of the Shares and the SCA Shares, respectively, contained or incorporated by reference in the Pricing Disclosure Package and the Prospectus; the shareholders of the Company have no preemptive or similar rights with respect to the Shares and the SCA Shares and no shareholder consents are required in connection with the Company’s Issuance and sale of the Shares and the SCA Shares;

          (k)           The Preference Shares have been duly and validly authorized and, when issued and delivered against payment therefor as provided in the Put Option Agreement, will be duly and validly issued and fully paid and non-assessable and will conform to the description of the Preference Shares contained or incorporated by reference in the Pricing Disclosure Package and the Prospectus; the shareholders of the Company have no preemptive or similar rights with respect to the Preference Shares and no shareholder consents are required in connection with the Company’s Issuance and sale of the Preference Shares;

          (l)           The Stock is listed on the New York Stock Exchange (the “Exchange”);

          (m)         This Agreement has been duly authorized, executed and delivered by the Company; the Transactions have been duly authorized by the Company and its Significant Subsidiaries, as applicable;

          (n)           Each of the Purchase Contract Agreement and the Pledge Agreement referred to therein have been duly authorized by the Company, and, at the First Time of Delivery (as defined in Section 4 hereof), will be duly executed and delivered by the Company, and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles; and each of the Purchase Contract Agreement and the Pledge Agreement will conform in all material respects to the descriptions thereof contained or incorporated by reference in the Pricing Disclosure Package and the Prospectus;

          (o)           The Remarketing Agreement has been duly authorized by the Company; and, when duly executed and delivered by the Company, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles; and the Remarketing Agreement will conform in all material respects to the description thereof contained or incorporated by reference in the Pricing Disclosure Package and the Prospectus;

          (p)           The Purchase Contracts forming a part of the Units have been duly and validly authorized by the Company and, at each Time of Delivery will be duly executed, authenticated and delivered in accordance with the related Purchase Contract Agreement and paid for in accordance with the terms of this Agreement and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles; the issuance of the Purchase Contracts is not subject to any preemptive or similar rights; and the Purchase Contracts will conform in all material respects to the description thereof contained or incorporated by reference in the Pricing Disclosure Package and the Prospectus;

          (q)           The Underlying Notes included in the Units have been duly and validly authorized, and, when such Underlying Notes are issued and delivered,

such Underlying Notes will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles and will be entitled to the benefits provided by the Indenture;

          (r)           The Indenture is substantially in the form filed as an exhibit to the Registration Statement; the Indenture has been duly authorized by the Company and duly qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and, at each Time of Delivery for such Underlying Notes, will be duly executed and delivered by the Company and will constitute a valid and legally binding instrument, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles; on each date that the Registration Statement or any post-effective amendment became effective and on each Time of Delivery, the Indenture did or will comply in all material respects with the requirements of the Trust Indenture Act and the rules thereunder; and the Indenture and such Underlying Notes will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and in the Prospectus;

          (s)           The Units have been duly and validly authorized and, when the Units are issued and delivered pursuant to the related Purchase Contract Agreement and this Agreement, such Units will be duly and validly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles and will be entitled to the benefits provided by such Purchase Contract Agreement; the Units and the Underlying Shares will be duly registered under the Exchange Act and will be authorized for listing on the Exchange subject to official notice of issuance, in each case, prior to the First Time of Delivery; and the Units will conform in all material respects to the description thereof contained or incorporated by reference in the Pricing Disclosure Package and the Prospectus;

          (t)           The Commutation Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding instrument, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles; and the Commutation Agreement conforms to the description thereof in the Pricing Disclosure Package and in the Prospectus and has not been modified or rescinded and is in full force and effect;

          (u)           Each SCA Agreement (other than the Commutation Agreement) has been duly authorized and, at or before the First Time of Delivery, shall have been duly executed and delivered by the Company and/or its Subsidiaries, as applicable, and shall constitute a valid and legally binding instrument, enforceable against the Company and/or its Subsidiaries, as applicable, in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles; and each SCA Agreement (other than the Commutation Agreement), at the First Time of Delivery, shall be in full force and effect;

          (v)           The issue and sale of the Shares, the Units, the Underlying Notes, the Underlying Shares, the Preference Shares and the SCA Shares, the execution and delivery of this Agreement, the Remarketing Agreement, the Purchase Contract Agreement, the Pledge Agreement, the Indenture, the Purchase Contracts, the Preference Shares, the Underlying Notes, the Units (including the Purchase Contacts forming a part of such Units) and each SCA Agreement and the compliance by the Company and/or its Subsidiaries, as applicable, with all of the provisions of this Agreement, the Remarketing Agreement, the Purchase Contract Agreement, the Pledge Agreement, the Indenture, the Purchase Contracts, the Preference Shares, the Underlying Notes, the Units and each SCA Agreement and the consummation of the transactions contemplated herein and therein and in the Pricing Disclosure Package and the Prospectus and the consummation of the other Transactions will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries is bound or to which any of the property or assets of the Company or any of its Significant Subsidiaries is subject, nor will such action result in any violation of the provisions of the Articles of Association or the Memorandum of Association (or similar organizational documents) of the Company or any of its Significant Subsidiaries or any statute or any order, rule or regulation of any court or governmental agency or body (a “Governmental Agency”) having jurisdiction over the Company or any of its Significant Subsidiaries or any of its respective properties, or any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of the Exchange) (a “Non-Governmental Authority”), except in each case (other than with respect to such Articles of Association or Memorandum of Association (or similar organizational documents)) for such conflicts, violations, breaches or defaults which would not result in a Material Adverse Effect and except for the Note Purchase Agreement dated as of April 12, 2001, as amended by Amendment No. 1 dated as of May 31, 2006, among the Company, X.L. America, Inc., XLI, XL Re Ltd, and the holders party thereto relating to the notes that will be redeemed pursuant to the X.L. America Notes Redemption as described in the Pricing Prospectus;

          (w)           No consent, approval, authorization, order, filing, registration or qualification of or with any Governmental Agency or Non-Governmental Authority (an “Authorization”) is required for the issue and sale by the Company of the Units, the Purchase Contracts, the Shares, the Underlying Notes, the Underlying

Shares, the Preference Shares and the SCA Shares or the consummation by the Company of the transactions contemplated by this Agreement, the Indenture, the Remarketing Agreement, the Purchase Contract Agreement, the Purchase Contracts, the Pledge Agreement, the Units and the Underlying Notes, except (i) such as have been, or will have been prior to the First Time of Delivery with respect to the Units and the First Time of Delivery with respect to the Shares, obtained under the Act and the Trust Indenture Act, (ii) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Units and the Shares by the Underwriters, (iii) other filings, if any, required to be made under the New York Uniform Commercial Code to perfect the Company’s security interest as contemplated by the Pledge Agreement, (iv) the filing of any registration statements required in connection with the remarketing of the Underlying Notes as contemplated by the Purchase Contract Agreement and (v) where the failure to obtain any Authorization of or with any Non-Governmental Authority would not have a Material Adverse Effect or a material adverse effect on the offering and sale of the Units and the Shares;

          (x)           No Authorization is required for the consummation by the Company and its Significant Subsidiaries of the Transactions, except (i) such as have been obtained and (ii) where the failure to obtain any Authorization of or with any Non-Governmental Authority would not have a Material Adverse Effect or a material adverse effect on the offering and sale of the Units and the Shares;

          (y)           All of the issued share capital of each Significant Subsidiary of the Company which is a corporation has been duly and validly authorized and issued, is fully paid and non-assessable and (except for directors’ qualifying shares) is owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims (for purposes of this Agreement, “Subsidiary” means, as applied to any person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of greater than 50% of the outstanding Voting Shares of such entity is, at any time, directly or indirectly, owned by such person and/or one or more subsidiaries of such person (or if the concept of Voting Shares is inapplicable to such entity, “Subsidiary” shall have the meaning set forth in Rule 405 under the Act) and “Significant Subsidiary” shall have the meaning of “significant subsidiary” as set forth in Regulation S-X; for purposes of the definition of “Subsidiary,” “Voting Shares” means, with respect to any corporation, the capital stock having the general voting power under ordinary circumstances to elect at least a majority of the board of directors (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency)); the subsidiaries listed on Schedule V hereto are the only Significant Subsidiaries of the Company;

          (z)           None of the transactions contemplated to be performed by the Company by this Agreement (including, without limitation, the use of the proceeds from the sale of the Units and the Shares) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System;

          (aa)      Prior to the date hereof, neither the Company nor, to the Company’s knowledge, any of its affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Units and the Shares in violation of the Exchange Act;

          (bb)      Other than as set forth or incorporated by reference in the Pricing Prospectus prior to the date hereof, or as encountered in the ordinary course of business in the Company’s claims activities, there are no legal or governmental actions, suits or proceedings pending to which the Company or any of its Significant Subsidiaries is a party or of which any property of the Company or any of its Significant Subsidiaries is the subject, which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect; to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others; and no legal or governmental proceeding is pending or, to the best of the Company’s knowledge, is currently being threatened challenging the SCA Agreements or the consummation of the transactions contemplated thereby;

          (cc)      The financial statements of the Company and its consolidated Subsidiaries incorporated by reference in the Pricing Prospectus and the Prospectus present fairly the financial position of the Company and its consolidated Subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and except as otherwise disclosed in the Pricing Prospectus, such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis;

          (dd)      Each of the Company and its Significant Subsidiaries possess adequate certificates, authorities, licenses or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any written notice of proceedings relating to the revocation or modification of any such certificate, authority, license or permit that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

          (ee)      Neither the Company nor any of its Significant Subsidiaries is in violation of its Articles of Association or Memorandum of Association (or similar organizational documents) or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except for such defaults which would not result in a Material Adverse Effect;

          (ff)      The statements set forth in the Pricing Prospectus and the Prospectus under the captions “Description of the Equity Security Units,” “Description of the Senior Notes,” “Description of XL Capital Share Capital,” “Description of XL Capital Preference Ordinary Shares,” “Description of XL Capital Ordinary Shares,” “Description of XL Capital Ordinary Share Purchase Contracts and Ordinary Share Purchase Units” and “Description of XL Capital

Debt Securities,” insofar as they purport to constitute a summary of the terms of the Units, the Underlying Notes, the Purchase Contracts, the Underlying Shares, the Shares, the XL Capital Preference Ordinary Shares and the other transaction documents described therein; the statements set forth in the Pricing Prospectus and the Prospectus under the caption “Certain Tax Considerations,” insofar as they purport to describe the provisions of the laws referred to therein, are accurate, complete and fair in all material respects; and the statements set forth in the Pricing Prospectus and the Prospectus under the caption “Description of the SCA Agreement”, insofar as they purport to constitute a summary of the terms of the SCA Agreements described therein, are accurate, complete and fair in all material respects;

          (gg)      The Company is not and, after giving effect to the offering and sale of the Units, the Purchase Contracts, the Underlying Notes, the Underlying Shares or the Shares and the application of the proceeds thereof and the consummation of the Transactions (including the issuance of the SCA Shares and the Preferred Shares), will not be an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

          (hh)      PricewaterhouseCoopers LLP, which has audited the consolidated financial statements of the Company and its subsidiaries, and has audited the Company’s internal control over financial reporting, is an independent registered public accounting firm with respect to the Company and its subsidiaries as required by the Act and the rules and regulations of the Commission thereunder and the Public Company Accounting Oversight Board (United States);

          (ii)      No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Underwriters to the Cayman Islands or any political subdivision or taxing authority thereof or therein in connection with (A) the issuance, sale and delivery by the Company to or for the respective accounts of the Underwriters of the Units (including the Underlying Shares and the Underlying Notes) and the Shares or (B) the sale or delivery outside the Cayman Islands by the Underwriters of the Units (including the Underlying Shares and the Underlying Notes) and the Shares to the initial purchasers thereof;

          (jj)      (A) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Act) made any offer relating to the Units or the Shares in reliance on the exemption of Rule 163 under the Act, the Company was a “well-known seasoned issuer” as defined in Rule 405 under the Act; and (B) at the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Units or the Shares, the Company was not an “ineligible issuer” as defined in Rule 405 under the Act;

          (kk)      The Company and its Subsidiaries maintain a system of “internal control over financial reporting” (as such term is defined in Rule 13a-15(f) under the Exchange Act). The Company’s and its Subsidiaries’ internal control over financial reporting is effective and the Company and its Subsidiaries are not aware of any material weaknesses in its internal control over financial reporting;

          (ll)      Since the date of the latest audited financial statements included or incorporated by reference in the Pricing Prospectus, there have been no changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting;

          (mm)    The Company and its Subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective;

          (nn)      Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, except for any violations that would not have a Material Adverse Effect or a material adverse effect on the offering and sale of the Units and the Shares, and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith;

          (oo)      The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), except for any violations that would not have a Material Adverse Effect or a material adverse effect on the offering and sale of the Units and the Shares, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened; and

          (pp)      Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of

Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

          2.           Subject to the terms and conditions herein set forth, (a) the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price per Unit of $24.25, the number of Firm Units set forth opposite the name of such Underwriter in Schedule I-A hereto and (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Units as provided below, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the purchase price per Unit set forth in clause (a) of this paragraph, that portion of the number of Optional Units as to which such election shall have been exercised (to be adjusted by the Representatives so as to eliminate fractional Units) determined by multiplying such number of Optional Units by a fraction, the numerator of which is the maximum number of Optional Units which such Underwriter is entitled to purchase as set forth opposite the name of such Underwriter in Schedule I-A hereto and the denominator of which is the maximum number of Optional Units that all of the Underwriters are entitled to purchase hereunder.

          The Company hereby grants to the Underwriters the right to purchase at their election up to 3,000,000 Optional Units, at the purchase price per Unit set forth in the paragraph above, for the sole purpose of covering sales of Units in excess of the number of Firm Units. Any such election to purchase Optional Units may be exercised only by written notice from the Representatives to the Company, given within a period of 30 calendar days after the date of this Agreement, setting forth the aggregate number of Optional Units to be purchased and the date on which such Optional Units are to be delivered, as determined by the Representatives but in no event earlier than the First Time of Delivery (as defined in Section 4 hereof) or, unless the Representatives and the Company otherwise agree in writing, earlier than two or later than ten business days after the date of such notice.

          Subject to the terms and conditions herein set forth, (a) the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price per share of $15.52, the number of Firm Shares set forth opposite the name of such Underwriter in Schedule I-B hereto and (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Shares as provided below, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the purchase price per share set forth in clause (a) of this paragraph, that portion of the number of Optional Shares as to which such election shall have been exercised (to be adjusted by the Representatives so as to eliminate fractional shares) determined by multiplying such number of Optional Shares by a fraction, the numerator of which is the maximum number of Optional Shares which such Underwriter is entitled to purchase as set forth opposite the name of such Underwriter in Schedule I-B hereto and the denominator of which is the maximum number of Optional Shares that all of the Underwriters are entitled to purchase hereunder.

          The Company hereby grants to the Underwriters the right to purchase at their election up to 18,750,000 Optional Shares, at the purchase price per share set forth in the paragraph above, for the sole purpose of covering sales of shares in excess of the number of Firm Shares, provided that the purchase price per Optional Share shall be reduced by an amount per share equal to any dividends or distributions, if any, declared by the Company and payable on the Firm Shares but not payable on the Optional Shares. Any such election to purchase Optional Shares may be exercised only by written notice from the Representatives to the Company, given within a period of 30 calendar days after the date of this Agreement, setting forth the aggregate number of Optional Shares to be purchased and the date on which such Optional Shares are to be delivered, as determined by the Representatives but in no event earlier than the First Time of Delivery (as defined in Section 4 hereof) or, unless the Representatives and the Company otherwise agree in writing, earlier than two or later than ten business days after the date of such notice.

          3.           Upon the authorization by the Representatives of the release of the Units and the Firm Shares, the several Underwriters propose to offer the Units and the Firm Shares for sale upon the terms and conditions set forth in the Prospectus.

          4. (a) The Units and the Shares to be purchased by each Underwriter hereunder will be represented by one or more definitive global Units and Shares, as applicable, in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the Units and the Shares to the Representatives, for the account of each Underwriter, against payment by or on behalf of such Underwriter of the purchase price therefor by wire transfer of Federal (same-day) funds to the account specified by the Company to the Representatives at least twenty-four hours in advance, by causing DTC to credit the Units and the Shares to the accounts of the Representatives at DTC. The Company will, upon request by the Representatives, cause the certificates representing the Units and the Shares to be made available to the Representatives for checking at least twenty-four hours prior to the Time of Delivery (as defined below) with respect thereto at the office of DTC or its designated custodian (the “Designated Office”). The time and date of such delivery and payment shall be (1) with respect to the Firm Units, 9:30 a.m., New York City time, on August 5, 2008 or such other time and date as the Representatives and the Company may agree upon in writing, (2) with respect to the Firm Shares, 9:30 a.m., New York City time, on August 5, 2008 or such other time and date as the Representatives and the Company may agree upon in writing, (3) with respect to the Optional Units, 9:30 a.m., New York City time, on the date specified by the Representatives in the written notice given by the Representatives of the Underwriters’ election to purchase such Optional Units, or such other time and date as the Representatives and the Company may agree upon in writing and (4) with respect to the Optional Shares, 9:30 a.m., New York City time, on the date specified by the Representatives in the written notice given by the Representatives of the Underwriters’ election to purchase such Optional Shares, or such other time and date as the Representatives and the Company may agree upon in writing. Such time and date for delivery of the Firm Units or the Firm Shares, as applicable, is herein called the “First Time of Delivery”, such time and date for delivery of the Optional Units or Optional Shares, as applicable, if not the First Time of Delivery, is herein called the “Second Time of Delivery”, and each such time and date for delivery is herein called a “Time of Delivery”.

          (b)           The documents to be delivered at each Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Units and the Shares and any additional documents requested by the Underwriters pursuant to last subsection of Section 8 hereof, will be delivered at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 or at such other location as the Representatives the Company may agree (the “Closing Location”), and the Units and the Shares will be delivered at the Designated Office, all at such Time of Delivery. A meeting will be held at the Closing Location at 4:30 p.m., New York City time, on the New York Business Day next preceding such Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto.

          5.           The Company agrees with each of the Underwriters:

          (a)           To prepare the Prospectus in a form approved by the Representatives and to file such Prospectus pursuant to Rule 424(b) under the Act not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement; to make no further amendment or any supplement to the Registration Statement, the Basic Prospectus or the Prospectus prior to the last Time of Delivery which shall be disapproved by the Representatives promptly after reasonable notice thereof; to advise the Representatives, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any amendment or supplement to the Prospectus has been filed and to furnish the Representatives with copies thereof; to prepare final term sheets, containing a description of the Units and the Shares, in the forms attached hereto as Schedule III and approved by the Representatives and to file such term sheets pursuant to Rule 433(d) under the Act within the time required by such Rule; to file promptly all other material required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Act; to file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is required in connection with the offering or sale of the Units and the Shares; to advise the Representatives, promptly after it receives notice thereof, of the issuance by the Commission prior to the completion of the distribution of the Units and the Shares contemplated by this Agreement (the date of which shall be confirmed to the Company by the Representatives) of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus in respect of the Units and the Shares, of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act, of the suspension of the qualification of the Units or the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission prior to the completion of the distribution of the Units and the Shares contemplated by this Agreement for the amending or supplementing of the Registration Statement or Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus or suspending any such qualification, to promptly use its best efforts to obtain the withdrawal of such order; and in the event of the issuance of any such notice of objection, promptly to amend the Registration Statement in such manner as may be required to permit offers and sales of the Units and the Shares (references herein to the Registration Statement shall include any such amendment or new registration statement);

          (b)           If required by Rule 430B(h) under the Act in connection with the offering of the Units and the Shares contemplated by this Agreement, to prepare a form of prospectus in a form approved by the Representatives and to file such form of prospectus pursuant to Rule 424(b) under the Act not later than may be required by Rule 424(b) under the Act; and to make no further amendment or supplement to such form of prospectus which shall be disapproved by the Representatives promptly after reasonable notice thereof;

          (c)           Promptly from time to time to take such action as the Representatives may reasonably request to qualify the Units, the Underlying Shares, the Purchase Contracts, the Underlying Notes and the Shares for offering and sale under the securities laws of such jurisdictions as the Representatives may reasonably request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of such Units, the Underlying Shares, the Purchase Contracts, the Underlying Notes and the Shares, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

          (d)           If by the third anniversary (the “Renewal Deadline”) of the initial effective date of the Registration Statement, any of the Units or the Shares remain unsold by the Underwriters, the Company will file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Units and the Shares, in a form satisfactory to the Representatives. If at the Renewal Deadline the Company is no longer eligible to file an automatic shelf registration statement and the distribution of the Units and the Shares contemplated by this Agreement has not yet been completed, the Company will, if it has not already done so, file a new shelf registration statement relating to the Units and the Shares, in a form satisfactory to the Representatives and will use its best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Units and the Shares to continue as contemplated in the expired registration statement relating to the Units and the Shares. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be;

          (e)           Prior to 3:00 p.m., New York City time, on the New York Business Day next succeeding the date of this Agreement and from time to time, to furnish the Underwriters with written and electronic copies of the Prospectus in New York City in such quantities as the Representatives may reasonably request, and, if the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is required at any time prior to the expiration of nine months after the time of issue of the Prospectus in connection with the offering or sale of the Units and the Shares and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Act, the Exchange Act or the Trust Indenture Act, to notify the Representatives and upon the request of the Representatives to file such document and to prepare and furnish without charge to each Underwriter and to any dealer in Units or Shares as many written and electronic copies as the Representatives may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance; and in case any Underwriter is required to deliver a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) in connection with sales of any of the Units or the Shares at any time nine months or more after the time of issue of the Prospectus, upon the request of the Representatives but at the expense of such Underwriter, to prepare and deliver to such Underwriter as many written and electronic copies as the Representatives may request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the Act; the Representatives will inform the Company when the Underwriters’ obligation to deliver a prospectus has expired;

          (f)           To make generally available to its security holders as soon as practicable, but in any event not later than eighteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Act), an earnings statement of the Company and its Subsidiaries (which need not be audited) complying with Section 11(a) of the Act and the rules and regulations of the Commission thereunder (including, at the option of the Company, Rule 158);

          (g)           During the period beginning from the date hereof and continuing to and including the date 90 days after the date of the Prospectus (the “Lock-Up Period”), not to offer, sell, contract to sell, pledge, hedge, grant any option to purchase, make any short sale or otherwise dispose of, except as provided hereunder with regard to the Units and the Shares, any shares of Stock, equity-linked securities or Units (including the related Purchase Contracts and Underlying Notes) of the Company or any securities of the Company that are substantially similar to shares of Stock, equity-linked securities or Units (including the related Purchase Contracts and Underlying Notes), or any securities convertible into, exchangeable for or that represent the right to receive shares of Stock (including, but not limited to, any options or warrants to purchase shares of Stock), equity-linked securities or Units (other than sales of shares of Stock pursuant to (i) employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement, (ii) the dividend reinvestment and stock purchase plan existing on the date of this Agreement, (iii) the SCA Shares and (iv) the Preference Shares, without the prior written consent of the Representatives; provided, however, that if the Company is not eligible for the safe harbor provided by Rule 139 under the Act and if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension; the Company will provide the Representatives and each person required to execute a lock-up letter pursuant to Section 8(q) of this Agreement with prior notice of any such announcement that gives rise to an extension of the Lock-Up Period;

          (h)           To pay the required Commission filing fees relating to the Units and the Shares within the time required by Rule 456(b)(1) under the Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Act;

          (i)           To use its best efforts to list, subject to notice of issuance, the Units, and the Underlying Shares and the Shares on the Exchange;

          (j)           To use the net proceeds received by it from the sale of the Units and the Shares pursuant to this Agreement in the manner specified in the Pricing Prospectus and Prospectus under the caption “Use of Proceeds”;

          (k)           To enter into the Remarketing Agreement with a nationally recognized investment banking firm at least one month prior to the Remarketing Date, such Remarketing Agreement to contain provisions that are consistent in all material respects with the descriptions in the Prospectus as amended or supplemented of the rights and obligations of each of the Company, the Purchase Contract Agent and the Remarketing Agent under the Remarketing Agreement;

          (l)           To reserve and keep available at all times, free of preemptive rights, shares of Stock for the purpose of enabling the Company to satisfy its obligations to issue the Underlying Shares in accordance with the provisions of such Purchase Contracts; and

          (m)           Upon request of any Underwriter, to furnish, or cause to be furnished, to such Underwriter an electronic version of the Company’s corporate logo for use on the website, if any, operated by such Underwriter for the purpose of facilitating the on-line offering of the Units and the Shares (the “License”); provided, however, that the License shall be used solely for the purpose described above, is granted without any fee and may not be assigned or transferred.

          6.            (a)      (i) The Company represents and agrees that, other than the final term sheets in the forms attached as Schedule III hereto and filed pursuant to Section 5(a) hereof, without the prior consent of the Representatives, it has not made and will not make any offer relating to the Units, the Underlying Notes, the Underlying Shares or the Shares that would constitute a “free writing prospectus” as defined in Rule 405 under the Act; (ii) each Underwriter represents and agrees that, other than one or more term sheets relating to the Units and the Shares containing customary information (in accordance with Rule 433(d)(5)(i) under the Securities Act, not reflecting the final terms of the Units and the Shares) and conveyed to the purchasers of the Units and the Shares, without the prior consent of the Company and the Representatives (as to both form and content), it has not made and will not make any offer relating to the Units, the Underlying Notes, the Underlying Shares or the Shares that would constitute a free writing prospectus; and (iii) any such free writing prospectus, the use and content of which have been consented to by the Company and the Representatives (including the final term sheets in the form attached as Schedule III hereto and filed pursuant to Section 5(a) hereof) is listed on Schedule II(a) hereto;

          (b)           The Company has complied and will comply with the requirements of Rule 433 under the Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission or retention where required and legending; and

          (c)           The Company agrees that if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus would conflict with the information in the Registration Statement, the Pricing Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, the Company will give prompt notice thereof to the Representatives and, if requested by the Representatives, will prepare and furnish without charge to each Underwriter an Issuer Free Writing Prospectus or other document which will correct such conflict, statement or omission; provided, however, that this covenant shall not apply to any statements or omissions in an Issuer Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representatives expressly for use therein.

          7.           The Company covenants and agrees with the several Underwriters that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Units and the Shares under the Act and the issuance and sale of the Units and the Shares and all other expenses in connection with the preparation, printing and filing of the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, any Issuer Free Writing Prospectus and the Prospectus and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers; (ii) the cost of printing or producing any Agreement among Underwriters, this Agreement, any Indenture, any Remarketing Agreement, any Purchase Contract Agreement, any Purchase Contracts, any Pledge Agreement, any Blue Sky and Legal Investment Memoranda and closing documents (including any compilations thereof); (iii) all expenses in connection with the qualification of the Units and the Shares for offering and sale under state securities laws as provided in Section 5(c) hereof, including the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with any Blue Sky and Legal Investment Memoranda; (iv) any fees charged by securities rating services for rating the Underlying Notes; (v) any filing fees incident to, and the fees and disbursements of counsel for the Underwriters in connection with, any required reviews by the Financial Industry Regulatory Authority, Inc. of the terms of the sale of the Units and the Shares; (vi) the cost of preparing the Units, the Underlying Notes, certificates for the Underlying Shares and certificates for the Shares; (vii) the fees and expenses of any trustee, any purchase contract agent, any collateral agent, any custodial agent, any securities intermediary, any remarketing agent, any registrar, any transfer agent, any dividend disbursing agent any calculation agent and any agent of such persons and the fees and disbursements of counsel for any such persons in connection with any Indenture, any Remarketing Agreement, any Purchase Contract Agreement, any Purchase Contracts and any Pledge Agreement; (viii) the cost and charges of any transfer agent or registrar or dividend disbursing agent; (ix) all expenses and taxes arising as a result of the issuance, sale and delivery of the Units and the Shares, of the sale and delivery outside of the Cayman Islands of the Units and the Shares by the Underwriters to the initial purchasers thereof in the manner contemplated under this Agreement, including, in any such case, any Cayman Islands income, capital gains, withholding, transfer or other tax asserted against an Underwriter by reason of the purchase and sale of the Units and the Shares pursuant to this Agreement; (x) any cost incurred in connection with listing the Units, the Underlying Shares or the Shares on the Exchange; and (xi) all other costs and expenses incident to the performance of the Company’s obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, and Sections 9, 12 and 24 hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Units and the Shares by them, and any advertising expenses connected with any offers they may make.

          8.           The obligations of the Underwriters hereunder, as to the Units and the Shares to be delivered at each Time of Delivery, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of such Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

          (a)           The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Act within the applicable time period prescribed for such filing by the rules and regulations under the Act and in accordance with Section 5(a) hereof; the final term sheets in the form attached as Schedule III hereto and contemplated by Section 5(a) hereof, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission and no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act shall have been received; no stop order suspending or preventing the use of the Prospectus or any Issuer Free Writing Prospectus shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of the Representatives;

          (b)           Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters, shall have furnished to the Representatives their written opinion or opinions and letter, dated such Time of Delivery, in form and substance reasonably satisfactory to the Representatives, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

          (c)           Cahill Gordon & Reindel LLP, United States counsel for the Company, shall have furnished to the Representatives their written opinion or opinions and letter, dated such Time of Delivery, in form and substance reasonably satisfactory to the Representatives, in the form attached hereto in Annex I-1 and Annex I-2, respectively;

          (d)           Appleby, Cayman Islands counsel for the Company, shall have furnished to the Representatives their written opinion or opinions, dated such Time of Delivery, in form and substance reasonably satisfactory to the Representatives, in the form attached hereto in Annex II;

          (e)           Kirstin Romann Gould, Executive Vice President, General Counsel and Secretary of the Company, shall have furnished to the Representatives her written opinion or opinions, dated such Time of Delivery, in form and substance reasonably satisfactory to the Representatives, in the form attached hereto in Annex III;

          (f)           Emmet, Marvin & Martin, LLP, counsel to The Bank of New York, as trustee, purchase contract agent, collateral agent, custodial agent and securities intermediary, shall have furnished their written opinion or opinions dated such Time of Delivery, in form and substance reasonably satisfactory to the Representatives, in the form attached hereto in Annex IV;

          (g)           Cadwalader, Wickersham & Taft LLP, special counsel for the Company in connection with the SCA Agreements and the transactions described therein, shall have furnished to the Representatives their written opinion or opinions, dated such Time of Delivery, in form and substance reasonably satisfactory to the Representatives, in the form attached hereto in Annex V;

          (h)           A Bermuda law firm satisfactory to the Representatives shall have furnished to the Representatives their written opinion or opinions, dated such Time of Delivery in form and substance reasonably satisfactory to the Representatives.

          (i)           On the date of the Prospectus at a time prior to the execution of this Agreement, at 9:30 a.m., New York City time, on the effective date of any post-effective amendment to the Registration Statement filed subsequent to the date of this Agreement but prior to the last Time of Delivery and also at each Time of Delivery, PricewaterhouseCoopers LLP, the independent registered public accounting firm of the Company, which has audited the consolidated financial statements of the Company and its subsidiaries and has audited the Company’s internal control over financial reporting incorporated by reference in the Registration Statement, shall have furnished to the Representatives a “comfort” letter or letters, dated the respective dates of delivery thereof, in form and substance reasonably satisfactory to the Representatives;

          (j)           On the date of the Prospectus at a time prior to the execution of this Agreement, at 9:30 a.m., New York City time, on the effective date of any post-effective amendment to the Registration Statement filed subsequent to the date of this Agreement but prior to the last Time of Delivery and also at each Time of Delivery, PricewaterhouseCoopers LLP, the independent registered public accounting firm of SCA, which has audited the consolidated financial statements of SCA and its subsidiaries and has audited SCA’s internal control over financial reporting incorporated by reference in the Registration Statement, shall have furnished to the Representatives a “comfort” letter or letters, dated the respective dates of delivery thereof, in form and substance reasonably satisfactory to the Representatives;

          (k)           (i)   Neither the Company nor any of its Significant Subsidiaries shall have sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Prospectus, and (ii) since the respective dates as of which information is given in the Pricing Prospectus, there shall not have been any change in (x) the capital stock (other than changes resulting from (1) the exercise of options or the conversion of warrants or capital stock which were outstanding as of such date, or the exercise of options granted after such date in the ordinary course of business, (2) repurchases of capital stock pursuant to the share repurchase program described in the Pricing Prospectus, (3) the issuance of the SCA

Shares, (4) the issuance of the Preference Shares and (5) the Performance Option Awards) or (y) long-term debt of the Company or any of its Significant Subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Company and its Significant Subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Prospectus, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of the Representatives so material and adverse as to make it impractical or inadvisable to proceed with the public offering or the delivery of the Units or the Shares on the terms and in the manner contemplated in this Agreement and the Prospectus;

          (l)           On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the Company’s securities or the Company’s or any Significant Subsidiary’s financial strength or claims paying ability by any “nationally recognized statistical rating organization”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and (ii) other than any public announcements made prior to the date of this Agreement and other than as described under or specifically contemplated in “Summary—Ratings” in the Pricing Disclosure Package and the Prospectus, no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, or shall have given notice of any intended or potential downgrading or any review for a possible change of, its rating of any of the Company’s securities or the Company’s or any Significant Subsidiary’s financial strength or claims paying ability;

          (m)           On or after the date of the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the Exchange; (ii) a suspension or material limitation in trading in the Company’s securities on the Exchange; (iii) a general moratorium on commercial banking activities in New York, the Cayman Islands or Bermuda declared by the relevant authority or a material disruption in commercial banking or securities settlement or clearance services in the United States or any other relevant jurisdiction; (iv) the outbreak or escalation of hostilities involving the United States, the Cayman Islands or Bermuda or the declaration by the United States, the Cayman Islands or Bermuda of a national emergency or war, if the effect of any such event specified in this clause (iv) in the judgment of the Representatives is so material and adverse as to make it impractical or inadvisable to proceed with the public offering or the delivery of the Units or the Shares being delivered at such Time of Delivery on the terms and in the manner contemplated in the Prospectus; (v) a change or development involving a prospective change in the Cayman Islands or Bermuda taxation affecting the Company, the Units, the Shares or the transfer thereof or the imposition of exchange controls by the United States, Bermuda or the Cayman Islands; or (vi) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or currency exchange rates or controls in the United States, the Cayman Islands, Bermuda or elsewhere, if the effect of any such event specified in this clause (vi) in the judgment of the Representatives is so material and adverse as to make it impractical or inadvisable to proceed with the public offering or the delivery of the Units or the Shares being delivered at such Time of Delivery on the terms and in the manner contemplated in the Prospectus;

          (n)           The Units and the Shares shall have been duly listed, subject to notice of issuance, on the Exchange;

          (o)           The Company shall have complied with the provisions of Section 5(e) hereof with respect to the furnishing of prospectuses on the New York Business Day next succeeding the date of this Agreement;

          (p)           The Commutation Agreement shall not have been modified or rescinded; all representations and warranties and other statements of the Company contained therein shall be true and correct; the Company shall have performed all of its obligations thereunder to be performed on or before the Time of Delivery, all terms and conditions required thereby to be performed or satisfied that, in the judgment of the Representatives, if not performed or satisfied would make it impractical or inadvisable to proceed with the public offering or the delivery of the Units or the Shares on the terms and in the manner contemplated in the Prospectus shall have been performed, satisfied or waived (provided that any such term or condition may be waived only with the consent of the Representatives, which consent shall not be unreasonably withheld); the Representatives shall have received reasonably satisfactory evidence of the consummation of the transactions contemplated in the Commutation Agreement to be consummated before or substantially concurrently with the First Time of Delivery; and the Commutation Agreement shall be in full force and effect;

          (q)           The Representatives shall have received lock-up letters executed by each person listed on Schedule IV hereto, in the form attached hereto in Annex VI, and such letters shall be in full force and effect

          (r)           The Representatives shall have received a lock-up letter executed by SCA, in the form attached hereto in Annex VII, and such letter shall be in full force and effect;

          (s)           The Company shall have furnished or caused to be furnished to the Representatives at each Time of Delivery certificates of officers of the Company satisfactory to the Representatives as to the accuracy of the representations and warranties of the Company herein at and as of such Time of Delivery, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in subsections (a), (j) and (k) of this Section and as to such other matters as the Representatives may reasonably request; and

          (t)           Prior to each Time of Delivery, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

          9.           (a)      The Company will indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus, the Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter for any legal expenses of one counsel (in addition to any local counsel) engaged reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Basic Prospectus, the Pricing Prospectus, any Preliminary Prospectus, the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein.

          (b)           Each Underwriter will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus, the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus, the Prospectus or any such amendment or supplement thereto, or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives expressly for use therein; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred, including the reasonable fees and expenses of one counsel (in addition to any applicable local counsel).

          (c)           Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation (except as set forth below). Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel

(including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party, and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action, or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (1) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

          (d)           If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Units or the Shares (as applicable). If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Units or the Shares (as applicable) underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

          (e)           The obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of the Underwriters under this Section 9 shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Act.

          10.           (a) If any Underwriter shall default in its obligation to purchase the Units or the Shares which it has agreed to purchase hereunder at a Time of Delivery, the Representatives may in their discretion arrange for the Representatives or another party or other parties satisfactory to the Company to purchase such Units or Shares on the terms contained herein. If within thirty-six hours after such default by any Underwriter the Representatives do not arrange for the purchase of such Units or Shares, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to the Representatives to purchase such Units or Shares on such terms. In the event that, within the respective prescribed periods, the Representatives notify the Company that the Representatives have so arranged for the purchase of such Units or Shares, or the Company notifies the Representatives that it has so arranged for the purchase of such Units or Shares, the Representatives or the Company shall have the right to postpone such Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which in the opinion of the Representatives may thereby be made necessary. The term “Underwriter” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Units or Shares.

          (b)           If, after giving effect to any arrangements for the purchase of the Units or Shares of a defaulting Underwriter or Underwriters by the Representatives and the Company as provided in subsection (a) above, the aggregate number of such Units or Shares, as applicable, which remains unpurchased does not exceed one-eleventh of the aggregate number of all the Units or the Shares, as applicable, to be purchased at the

Time of Delivery, then the Company shall have the right to require each non-defaulting Underwriter to purchase the number of Units or Shares which such Underwriter agreed to purchase hereunder at such Time of Delivery and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the number of Units or Shares, as applicable, which such Underwriter agreed to purchase hereunder) of the Units or the Shares, as applicable, of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

          (c)           If, after giving effect to any arrangements for the purchase of the Units or the Shares, as applicable, of a defaulting Underwriter or Underwriters by the Representatives and the Company as provided in subsection (a) above, the aggregate number of such Units or Shares, as applicable, which remains unpurchased exceeds one-eleventh of the aggregate number of all the Units or Shares, as applicable, to be purchased at such Time of Delivery, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Underwriters to purchase Units or Shares of a defaulting Underwriter or Underwriters, then this Agreement (or, with respect to the Second Time of Delivery of the Optional Shares, the obligations of the Underwriters to purchase and of the Company to sell the Shares) shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Company, except for the expenses to be borne by the Company and the Underwriters as provided in Section 7 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

          11.           The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Underwriters, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or any controlling person of any Underwriter, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Units and the Shares.

          12.           If this Agreement shall be terminated pursuant to Section 10 hereof, the Company shall not then be under any liability to any Underwriter except as provided in Sections 7, 9 and 24 hereof; but, if for any other reason, any Units or Shares are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Underwriters through the Representatives for all out-of-pocket expenses approved in writing by the Representatives, including reasonable fees and disbursements of counsel, reasonably incurred by the Underwriters in making preparations for the purchase, sale and delivery of the Units or the Shares not so delivered, but the Company shall then be under no further liability to any Underwriter except as provided in Sections 7, 9 and 24 hereof.

          13.           In all dealings hereunder, the Representatives shall act on behalf of each of the Underwriters, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Underwriter made or given by the Representatives.

          All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail, telex or facsimile transmission to the Representatives in care of Goldman, Sachs & Co., 85 Broad Street,

23rd Floor, New York, New York 10004, Attention: Registration Department, and UBS Securities LLC, 299 Park Avenue, New York, NY 10171-0026, Attention: Syndicate Department; and if to the Company or to any person required to execute a lock-up letter pursuant to Section 8(q) hereof shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Registration Statement, Attention: Secretary; provided, however, that any notice to an Underwriter pursuant to Section 9(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Underwriter at its address set forth in its Underwriters’ Questionnaire, or telex constituting such Questionnaire, which address will be supplied to the Company by the Representatives upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

          14.           This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters, the Company and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company and each person who controls the Company or any Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Units or the Shares from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.

          15.           The Company irrevocably (i) agrees that any legal suit, action or proceeding against the Company brought by any Underwriter or by any person who controls any Underwriter arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal district court for the Southern District of New York and the New York County Court, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The Company has appointed CT Corporation System, New York, New York, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Agreement or the transactions contemplated hereby which may be instituted in the federal district court for the Southern District of New York and the New York County Court by any Underwriter or by any person who controls any Underwriter, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable. The Company represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Company shall be deemed, in every respect, effective service of process upon the Company.

          16.           Time shall be of the essence in this Agreement. As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business. “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

          17.           The Company acknowledges and agrees that (i) the purchase and sale of the Units pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other, (ii) in connection therewith and with the process leading to such transaction each Underwriter is acting solely as a principal and not as the agent or fiduciary of the Company, (iii) no Underwriter has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that the Underwriters, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

          18.           For the avoidance of doubt and anything in this Agreement to the contrary notwithstanding, all references in this Agreement to the Pricing Disclosure Package as of the Applicable Time shall be deemed to include the final term sheets relating to the Units and the Shares dated July 29, 2008 in the form attached as Schedule III hereto and filed with the Commission on July 29, 2008.

          19.           This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

          20.             This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          21.           The Company and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

          22.           This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

          23.           Notwithstanding anything herein to the contrary, the Company is authorized to disclose to any persons the U.S. federal and state income tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without the Underwriters’ imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

          24.           In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in a currency (the “judgment currency”) other than United States dollars, the Company will indemnify each Underwriter against any loss incurred by such Underwriter as a result of any variation between (i) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which an Underwriter is able to purchase United States dollars with the amount of judgment currency actually received by such Underwriter. The foregoing indemnity shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

          If the foregoing is in accordance with your understanding, please sign and return to us one for the Company and each of you plus one for each counsel counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours,

XL CAPITAL LTD

By:	/s/ Kristin Romann Gould
Name: Kristin Romann Gould
Title: Executive Vice President, General Counsel and Secretary

Accepted as of the date hereof:

GOLDMAN, SACHS & CO.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

UBS SECURITIES LLC

By:	/s/ Alejandro Przygoda	By:	/s/ Jonathan S. Bayer
	Name: Alejandro Przygoda		Name: Jonathan S. Bayer
	Title: Managing Director		Title: Executive Director

On behalf of each of the Underwriters

SCHEDULE I-A

		Number of Op-
		tional Units to Be
	Total Number of	Purchased If
	Firm Units to Be	Maximum Option
Underwriter	Purchased	Exercised
Goldman, Sachs & Co.	8,000,001	1,200,000
UBS Securities LLC	8,000,001	1,200,000
ABN AMRO Incorporated	666,668	100,000
Citigroup Global Markets Inc.	666,666	100,000
J.P. Morgan Securities Inc.	666,666	100,000
Banc of America Securities LLC	187,500	28,125
Barclays Capital Inc.	187,500	28,125
Calyon Securities (USA) Inc.	187,500	28,125
ING Financial Markets LLC	187,500	28,125
KeyBanc Capital Markets Inc.	187,500	28,125
Lazard Capital Markets LLC	187,500	28,125
Mizuho Securities USA Inc.	187,500	28,125
Morgan Stanley & Co. Incorporated	187,500	28,125
BNY Mellon Capital Markets, LLC	83,333	12,500
Comerica Securities Inc.	83,333	12,500
Fortis Securities LLC	83,333	12,500
Scotia Capital (USA) Inc.	83,333	12,500
UniCredit Capital Markets, Inc.	83,333	12,500
The Williams Capital Group, L.P.	83,333	12,500
Total	20,000,000	3,000,000

SCHEDULE I-B

		Number of Op-
		tional Shares to Be
	Total Number of	Purchased If
	Firm Shares to Be	Maximum Option
Underwriter	Purchased	Exercised
Goldman, Sachs & Co.	50,000,000	7,500,000
UBS Securities LLC	50,000,000	7,500,000
ABN AMRO Incorporated	4,166,703	625,005
Citigroup Global Markets Inc.	4,166,625	624,994
J.P. Morgan Securities Inc.	4,166,650	624,997
Banc of America Securities LLC	1,171,875	175,781
Barclays Capital Inc.	1,171,875	175,781
Calyon Securities (USA) Inc.	1,171,875	175,781
ING Financial Markets LLC	1,171,875	175,781
KeyBanc Capital Markets Inc.	1,171,875	175,781
Lazard Capital Markets LLC	1,171,875	175,781
Mizuho Securities USA Inc.	1,171,875	175,781
Morgan Stanley & Co. Incorporated	1,171,875	175,781
BNY Mellon Capital Markets, LLC	520,837	78,126
Comerica Securities Inc.	520,837	78,126
Fortis Securities LLC	520,837	78,126
Scotia Capital (USA) Inc.	520,837	78,126
UniCredit Capital Markets, Inc.	520,837	78,126
The Williams Capital Group, L.P.	520,837	78,126
Total	125,000,000	18,750,000

SCHEDULE II

A.	Issuer Free Writing Prospectuses:

Free writing prospectus dated July 28, 2008 filed by the Company with the Commission.

Final Term Sheets in the form of Schedule III hereto and filed by the Company with the Commission on July 29, 2008.

B.	Additional Documents Incorporated by Reference:

Current Report on Form 8-K of the Company, filed with the Commission on July 29, 2008.

SCHEDULE III

Final Term Sheets

Filed pursuant to Rule 433
Registration No. 333-130036

Final Term Sheets dated July 29, 2008

125,000,000 Ordinary Shares

20,000,000 Units

XL Capital Ltd

Class A Ordinary Shares
10.75% Equity Security Units

Issuer	XL Capital Ltd

Class A Ordinary Shares:

Title of security	Class A Ordinary Shares, par value $0.01 per share (“ordinary shares”).

Ordinary shares offered by us	125,000,000 ordinary shares.

Option to purchase additional ordinary
shares	18,750,000 ordinary shares.

Ordinary shares to be outstanding after
this offering	312,064,757 ordinary shares (assuming no exercise of option to purchase additional ordinary shares).

Public offering price	$16.00 per ordinary share.

Underwriting discount	$0.48 per ordinary share.

Estimated net proceeds to XL Capital
from this offering	Approximately $1.94 billion, or approximately $2.23 billion if the underwriters’
option to purchase additional ordinary shares is exercised in full, before offering expenses.

Last reported NYSE sale price of our
ordinary shares on July 28, 2008	$18.37.

Trade date	July 29, 2008.

Settlement date	August 5, 2008.

T+5 Settlement
Under Rule 15c6 1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade ordinary shares on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the ordinary shares initially will settle in
T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

10.75% Equity Security Units:

Title of security	10.75% Equity Security Units (“units”). Each unit will have a stated amount of
$25, consisting of a purchase contract for a number of ordinary shares for $25 and a 1/40, or 2.5%, interest in a $1,000 senior note.

Units offered by us	20,000,000 units.

Option to purchase additional units	3,000,000 units.

Public offering price	$25.00 per unit.

Underwriting discount	$0.75 per unit.

Estimated net proceeds to XL Capital
from this offering	Approximately $485.0 million, or approximately $557.8 million if the underwriters’ option to purchase additional units is exercised in full, before offering expenses.

Senior notes maturity date	August 15, 2021, which date may be made earlier in connection with a successful remarketing, as described in the prospectus supplement.

Senior notes interest	The senior notes will initially pay interest at the annual rate of 8.25% quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning
November 15, 2008. The interest rate may be reset in connection with a successful remarketing, as described in the prospectus supplement.

Senior notes optional redemption	The senior notes will initially be redeemable on or after August 15, 2013 at
100% of their principal amount, plus accrued and unpaid interest. The issuer may eliminate the optional redemption right in its entirety, provide that the optional redemption right will arise at a later date and/or provide for an interest makewhole payment and/or a call premium upon exercise of the optional redemption right, in each case, in connection with a successful remarketing, as described in the prospectus supplement.

Contract adjustment payments	Payable on a quarterly basis (on February 15, May 15, August 15 and
November 15, beginning November 15, 2008) at the annual rate of 2.50% of the stated amount of $25, subject to our right to defer such payment as specified in the prospectus supplement.

Contract adjustment payment deferral
rate	10.75% per annum.

Reference price	$16.00 (the public offering price of the ordinary shares).

Threshold appreciation price	$18.88, which is 118% of the reference price.

Settlement	On August 15, 2011:
• If ordinary share price is equal to or greater than $18.88 (the threshold appreciation price), then the settlement rate will be 1.3242 ordinary shares per purchase contract.

• If ordinary share price is less than $18.88 but greater than $16.00, the settlement rate will be equal to $25 divided by the applicable market value of the ordinary shares per purchase contract.

• If ordinary share price is less than or equal to $16.00, the settlement rate will be 1.5625 ordinary shares per purchase contract.

All settlement rates are subject to adjustment as described in the prospectus supplement.

Early settlement rate	1.3242 ordinary shares for each unit early settled or if we have previously fixed the settlement rate as a result of an accounting event, a number of ordinary shares equal to the fixed accounting event settlement rate for each unit early settled.

Fundamental change early settlement	The following table sets forth the hypothetical stock price and the fundamental
rate	change settlement rate per $25 stated amount of units:

Effective Date

	August 5,	August 15,	August 15,	August 15,
	2008	2009	2010	2011

Stock Price

$ 10.0	2.2724	2.0544	1.8182	1.5625
$ 13.0	2.1086	1.9409	1.7592	1.5625
$ 16.0	1.5625	1.5625	1.5625	1.5625
$ 20.0	1.5001	1.4538	1.4109	1.3242
$ 25.0	1.4559	1.4199	1.3839	1.3242
$ 30.0	1.4282	1.3993	1.3690	1.3242
$ 40.0	1.3961	1.3766	1.3547	1.3242
$ 50.0	1.3785	1.3647	1.3480	1.3242
$ 75.0	1.3568	1.3503	1.3401	1.3242
$ 100.0	1.3465	1.3433	1.3359	1.3242

The exact stock prices and effective dates may not be set forth in the table above, in which case

• If the stock price is between two stock price amounts in the ta-
ble or the effective date is between two effective dates in the ta-
ble, the fundamental change early settlement rate will be deter-
mined by a straight-line interpolation between the number of shares set forth for the higher and lower stock price amounts and the earlier and later effective dates, as applicable, based on a 365-day year.

• If the stock price is greater than $100.0 per share (subject to adjustment), the fundamental change early settlement rate will be the minimum settlement rate.

• If the stock price is less than $10.0 per share (subject to ad-
justment), the fundamental change early settlement rate will be the maximum settlement rate.

Listing	We have applied to list the normal units on the NYSE under the symbol “XL-
PrY”.

CUSIP – Equity Security Units	98372P 884.

ISIN – Equity Security Units	US98372P8840.

CUSIP - Senior Notes	98372P AL2.

ISIN - Senior Notes	US98372PAL22.

Trade date	July 29, 2008.

Settlement date	August 5, 2008.

T+5 Settlement
Under Rule 15c6 1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade units on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the units initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

XL Capital Ltd has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents XL Capital Ltd has filed with the SEC for more complete information about XL Capital Ltd and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, XL Capital Ltd, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526 or UBS Investment Bank toll-free at (888) 827-7275.

SCHEDULE IV

Michael S. McGavick
Celia R. Brown
David Duclos
Kirstin Romann Gould
Brian Nocco
James H. Veghte
Sarah E. Street

Brian M. O'Hara
Dale R. Comey
Robert R. Glauber
Herbert Haag
Joseph Mauriello
Eugene M. McQuade
Robert S. Parker
Alan Z. Senter
John T. Thornton
Ellen E. Thrower
Sir John Vereker, KCB

SCHEDULE V

Significant Subsidiaries

Name	Jurisdiction
XL Re Ltd	Bermuda
XL Asset Funding I LLC	Delaware
XL Insurance (Bermuda) Ltd	Bermuda
XL Reinsurance America Inc.	New York
XL Europe Ltd	Ireland
XL Re Europe Limited	Ireland
Indian Harbor Insurance Company	North Dakota
XL Specialty Insurance Company	Delaware